EXHIBIT 19.1
                    HQ Sustainable Maritime Industries, Inc.
                                 "Meet the CEO"
                                February 23, 2006
                                 11:00 a.m. EST





Operator:
Meet the CEO interviews and the information discussed within those interviews may contain forward-looking statements within the meaning of the Private
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Jennifer Gardner:
Hi everyone. Welcome to Meet the CEO for Thursday, February 23rd. I'm Jennifer Gardner. It's great to be here with everyone today.

As for the old saying "Water water everywhere," you would think so goes there's "fish fish everywhere," but that's not necessarily the case.

With the average seafood consumption per person more than doubling in the U.S. alone to the measure of from $11 billion, fish is second only to oil among imported natural resources. But here's the catch, pardon the pun, that lovely big consumption number includes an $8 billion seafood trade deficit. Essentially, what we're eating or demanding is way more than we have or we can get. The getting is the tough part of the equation because many of the world's fish species are in decline. Good old-fashioned ingenuity dictates that to close that margin we have to make our own. While we're at it, why not make it as safe, as ethical, as profitable and as delicious as we can.

HQ Sustainable Maritime Industries, trading on the over-the-counter bulletin board, under the ticker symbol HQSM, is an integrated agricultural and aquatic product processing company, with operations based in the South China Sea. We see agricultural products, home grown or farmed seafood, so to speak, as the next way to satisfy that ever-increasing demand for products that are healthy for the consumer and the environment as well as developed with consideration for workers with their trade in mind.

With offices throughout China, Canada and U.S., HQ's activities include renewable ocean resources, practicing cooperative sustainable agriculture, using nutraceutical enriched seeds and conducting fish processing and sales. Its variety of farmed ocean harvest products ranging from tilapia and shrimp to squid and red snapper are sold around the world.

Here with us today to chat about the company fundamentals, the strength of the vertical integration model and marketing initiatives for the domestic and international marketplace is Mr. Norbert Sporns, Chief Executive Officer.

Thank you very much for being here with us today.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Hi, Jennifer.  Thanks for having me.

Jennifer Gardner:
-----------------
Let me start with two things: First of all, I will apologize to you and to our many listeners, I know there's many listeners out there today, for my absolutely outrageous chest cold. If I don't sound quite myself, that's the reason. Secondly, I want to really jump into this interview by saying today it will take on a different face, in that I'll be incorporating several other shareholder questions received in the body of my conversation, our conversation, rather, as many of them echo my own intended line of questioning for you.

There's usually a dedicated section to the best representations of those questions submitted, but I must say, Norbert, that you have won the prize, ding, ding, you've had most shareholder questions submitted of all of our interviews done to date which necessitates this type of presentation.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Great.

Jennifer Gardner:
-----------------
It is great, and there were a lot that came in. I want to congratulate you on having such a great following, and whether the queries are good, bad or otherwise, the attention to that particular detail I've always found is a sign of a progressive company and really a charismatic CEO, so good for you.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Thank you.

Jennifer Gardner:
-----------------
I want to start off the conversation by reading your statement of corporate policies and sustainability from your website. Excuse me, I found it to be a really smart summation of your business directives. And it reads, "Sustainable development is central to HQ's mission and business because it's the only way we can meet the needs of the present without compromising long-term prosperity, which is the most important legacy to our children. Growth and profitability in our industry cannot be achieved without compromising the quality of the environment nor the health of the communities in which we live and operate. HQ stands for highest quality, and to achieve that highest quality, we're committed to responsible stewardship of both our human and natural resources, and this is the key to our business success.

This is really a wise and conscientious statement, Norbert. You seem to be taking quite an ethical stand in the business community.

Will this remain a mantra for your future endeavors?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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We expect it to remain  very much  central to our  business.  We feel that doing good and doing well are not contradictions, that markets are rewarding both, not only the stock market, but our consumers. They're prepared to pay a premium for a quality product and are increasingly looking behind the company to see the methods that are deployed, the way you treat your own employees, the way you deliver on what you're promising.

Being a public company in the seafood sector is somewhat unique, that very few companies who rise to that challenge, because the level of transparency, which is necessary for a public company in the United States, is quite often something which other companies shy away from for various reasons. We see the level of consumer awareness changing almost on a daily basis, not only in areas where it has been traditionally strong such as the Pacific Northwest and the northeast in the United States and California, of course, but across the country and many stores, their success in the United States, such as Whole Foods and Wild Oats and others is somewhat of a testimony to this.

Jennifer Gardner:
----------------
Absolutely.  Absolutely.

Now let's jump into the real essence, or the meat of your product line. With demand for fish products steadily on the rise, more specialized diets, healthy eating and about 70% of the world's major fish species in decline, the only real hope for that increased need for fish and fish systems is agriculture. Such farming of fish and shellfish now represents the fastest growing sector in world food production and multi-use white fish tilapia is your main product line.

Why this particular type of fish? What are its prospects in the U.S. and international markets in terms of filling that increased need? And just want to tag onto that, an absolutely astounding statistic I found while I was researching your company, that the world demand for high quality tilapia outstrips the capacity four to one.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Yeah,  there's  been  tremendous  demand for the  product as a result of several things. One I guess which is most people are aware of, especially in the, on the eastern seaboard, is the traditional white fish from the North Atlantic has been largely overfished, cod and the catch of the day often that [indiscernible] call in some circles scrod, which serve to give that standard white fish meat, the sort of nonfishy taste, bone-free, head-free, scale-free, skin-free product, has been largely fished out and a replacement was necessary.

In addition to that, you have the fact that tilapia lends itself very well to being fileted. The bone structure is very simple, and the fish has a very good feed conversion rate. So the economic farming of that species is possible.

Also, unlike some of the ocean-caught species, the filet tends to hang together well after it's been cooked and maintains -- it lends itself well to various cooking methods. It is a big seller amongst various ethnic communities and mainstream communities in the United States and increasingly in Europe.

Jennifer Gardner:
-----------------
Sure sounds like a crowd pleaser, doesn't it?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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It is. It is a fish which a lot of people  are  becoming  aware of. You know,  a couple of years ago, if you asked somebody about tilapia, they would say "Ta what?"

Jennifer Gardner:
-----------------
That's right.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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But increasingly I'm getting people writing to me and, you know,  saying,  well, we're big fans of it, even their children like it, which is somewhat a new phenomena. I think many children traditionally in North America, I know when I grew up we didn't like to eat fish that much. But I think people are understanding the importance of quality food products and avoiding toxicity when they're eating fish.

Jennifer Gardner:
-----------------
Absolutely. Do you think that agriculture, despite its huge need, is truly appreciated or understood in the investment world?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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I think the whole seafood industry -- perhaps one could go further, much of the food industry -- is under, misunderstood and underappreciated in the investment world. That's been my experience. I think we're something of a sleeper out there in terms of the potential of our company for the investment community.

I think there are certain companies, like Whole Foods, have attracted tremendous attention and rightfully so. But underlying that are the producers, many of whom who are not listed publicly traded companies, many of whom who are smaller companies who are not vertically integrated, or, if they are, they're only integrating a couple of rungs on the vertically integrated ladder.

Our challenge has been to make that capital investment towards vertical integration, and now we're in the position to reap the benefits not only from our marketing branding for consumer, for the consumers out there who are looking for, ever looking, searching for a better product, product with less toxicity, which coming from a company which is highly transparent and vertically integrated, but I think as the consumering public wakes up to the importance of what we're doing, I think the investment community as well will understand the importance of what we're doing and the leverage that they have at their fingertips in the industry to help companies like ours.

Jennifer Gardner:
-----------------
What makes your operation -- the island province of Hainan, in China Southeast, that's such a fertile and rich area for the tilapia. For everyone's geographical reference, Hainan, is that about the same latitude as Hawaii?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Yeah, Hainan is a new province in China. It used to be part of the Guandong Province. As you say, it's on the latitude of Hawaii which is necessary, the warm temperatures are necessary both for shrimp farming as well as for tilapia to get the optimum growth. We can grow tilapia year-round in Hainan. But, most importantly, the clean environment in Hainan is a big feature of why a big reason why we've decided to locate there.

The central government in China in its wisdom has seen in Hainan a potential for two particular areas, one is of industry, one is tourism and the other agra food. Of course, by centering on those two exclusive, they exclude all the other types of heavy industry that could be much more polluting. This, of course, is intended to maintain a clean environment. Both air and water are scrutinized to the highest standards in China. And we endorse the government efforts in maintaining these very high standards. We practice those very high standards that have been vetted not only by Chinese environmental authorities but by North American environmental experts, and we benefit in many ways from that.

One is the lack of airborne pollutants, of course, which could be a source of toxicity or cause health problems for the tilapia, is not a factor. Water quality, of course, is extremely important and having plentiful fresh water, because of the tropical location of Hainan, it benefits from a lot of heavy rain, tropical rain showers, and the reservoir system which has been set up by the government at their expense is a tremendous benefit for us, because they're completely focused on using that water in a responsible way as are we. And we're amongst the prime beneficiaries of that infrastructure.

Jennifer Gardner:
-----------------
There's much to discuss yet about your vertical integration model, but if you would allow me to stay for a moment with the seafood product line, about your shrimp production, in particular, and also your industry certifications.

One of our shareholders or, pardon me, one of your shareholders, rather, from Louisiana, which is a literal shrimp mecca, as we all know, wrote in and said that they see shrimp consumed in huge volumes. Now they're pretty high cost per sitting. They're wondering if shrimp would provide HQ a greater profit margin.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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It is a big  profit-maker  for us. We've had, as other producers in China, to go through a review of export of shrimp products from Asia and Southeast Asia, in relation to some accusations of dumping. And the U.S. policy is still being finalized in relation to imports of shrimp from that region. It's limited to frozen shrimp. So there are opportunities and value-added and fresh products and, of course, as we're completing our set-up of branding and marketing initiatives here in Seattle where I am currently, we will be in a much better position to take advantage of those other opportunities, and we expect the situation regarding import duties of shrimp will be clarified in the coming weeks.

Certainly shrimp was a major seller for us in the past and will become in the future. The season for shrimp is somewhat different than for tilapia. We grow tilapia all year round, where shrimp is much more seasonal. But certainly the margins are much higher. We see there to be similar benefits as we have been seeing in relation to tilapia with shrimp being vertically integrated, involved in the feed formulation and eliminating all toxins from the feed formulation and during the grow-up process. Much of that benefit is still in the pipeline as we deploy our strategy moving forward.

Jennifer Gardner:
-----------------
The company has pretty definitive relationships with some prestigious agencies as well as maintaining great government support and certifications. How did they all lend to HQ foundation and momentum forward?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Well,  basically,  as I mentioned,  we have received tremendous support from the local government through the infrastructure that's available to us to our competitors, of course, as well. We have also been named by the provincial government, the state government in Hainan, what's called the Dragonhead industry in that sector.

It's basically -- it's more than just an honorific title. Dragonhead is, of course, meaningless to most investors, but in China it has a particular significance in that the government as it deploys its strategies and plans moving forward in relation to your industry involves, especially the Dragonhead industry, in planning that growth.

So our orientation to a toxin-free farmed, fish farming policy in Hainan as well as the tremendous growth and response we've received from the buyers of our product has led the government to commit additional infrastructure resources and to endorse our toxin-free methods in everything it does.

In addition, it has set up a research and development department in the local university in Hainan which provides us and others with opportunities as new technologies that are commercialized, that can be commercialized come on stream.

So there's all kinds of, not only research being done in relation to tilapia, but there are a number of other fish which lend themselves very well to fresh water fish farming. And we hope in the months and years to come to expand upon the variety of farm products always maintaining the high toxin-free standards which have become our hallmark.

Jennifer Gardner:
-----------------
Your launch in, is it in 1999, to your U.S. public trading status in 2004 and most certainly through to today, being a vertically integrated business where you have control over all aspects of the quality production process from start to finish has really been a solemn vow, pardon me, of yours. I really enjoyed reading a statement of yours recently where you said this is still a fragmented industry with no clear leader that's vertically integrated from fish food to fish sticks as HQ now is. What's HQ's definition of vertical integration in terms of superior quality and corporate profitability and what are the point A to point B components of that network?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Basically vertical integration for us means getting, controlling every component necessary to deliver the quality which the market demands, our perceived understanding of what the market is demanding. In order to do that, I mean it's not sufficient to simply process fish if you're not aware of what that fish has been eating. You're not involved in controlling the quality of how that fish has been farmed. You don't -- and ultimately in being, as we are, currently ensconced here in Seattle continuing our marketing and branding and being more direct with the ultimate buyers of our product, we're learning more of what the market is looking for and we have that unique ability to respond almost immediately to any market changes, whether they be in packaging materials or size of filet or as we've seen recently there's been tremendous interest and we've had a lot of orders from Europe in relation to a skin-on product which has been basically the scales have been removed and deboned, but the skin remains on and lends itself well to certain cooking methods, particularly barbecues, that type of stuff.

We were able to respond to those changing consumer preferences, and we view each rung of the vertically integrated ladder as a profit center in itself. And it's key. It's not sufficient that one component is adding a certain value to the production as it goes through the vertically integrated production pyramid, but it has to also throw off at least normal profitability for an industry in that sector. That holds true for feed preparation, fish farming, the processing and, of course, the distribution and marketing here.

And if that involves producing additional products, making additional products in order to maintain a higher profile in that particular segment, and even where those products are not targeted only to tilapia or the species which are our main focus, that is fine. An example of that is our nutraceutical additives that we add to the feed for the feed formulation. We have a plant that manufactures those additives. But it's also manufacturing health products which attract a very healthy margin and combined activities are very profitable.

So for us, vertical integration does not mean that any -- that there can be any weak link in the chain and it's justified by the fact that the chain delivers a superior product. We need not only a superior product in respect of all the values that we've insisted upon throughout our business, but we also insist on profitability of each of the components of our business, and that is extremely important to us.

Jennifer Gardner:
-----------------
Now, understandably we had a few shareholder questions about your vertical integration model, and I want to throw them at you right now. The first one is:
Seeing that you buy from cooperative farmers as compared to vendors who own all of their own production, can you truly claim to be totally vertically integrated?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Well,  we've  done  both.  We've  owned our own  farms  and we have  worked in a cooperative basis with local farmers. What we do is we train them. We monitor their quality. We provide them the feed, which they use in the grow-out. And we benefit from what they bring to the table in terms of cost efficiency and dedication.

And in many areas of the world where an industrialized model has been deployed, often productivity falls off. We give the incentive to the farmer to make a little bit more than what we would make if we were to do everything ourselves. But we find that that additional incentive creates more efficiency than the contrary. And that has been our experience. This may change as we go along. There are more people prepared to be employed by companies such as ours and act as farmers on a salary basis. However, the industry, the entrepreneurial skills of the local farmers, the local agriculture farmers, is such that we get the best value by giving them the opportunity of operating their own business even though it's on a small scale and within the framework of what we bring to the table.

Jennifer Gardner:
-----------------
Another shareholder question was about the zero toxin feedmill that you mentioned earlier. When is the anticipated completion date and how much of the feedmill capacity do you expect to utilize immediately?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Well,  the  feedmill  is linked to the  feedmill  construction,  although  we've completed the feasibility study, we have auctions on the land and we have all the permits. We're in the process of finalizing the funding required to build the greenfields project and we have our plan B in our back pocket as well where we are looking at an acquisition or a merger with companies that are currently producing feed to our standards.

In the interim, what we do is we have other, we benefit from third-party manufacturing capabilities formulating the feed to our standards, which is not our preferred route, because we have greater control where we own the factory ourselves. But we expect that to be fully deployed during the course of this year, and what we see as the percentage of production being used by our own fish farming cooperative farmers is a significant percentage of that plant but certainly not the total capacity for the reasons I gave earlier where we want each component to be fully profitable and to be also resistant to any fluctuations in one industry by also being exposed to other types of feed formulation.

The feedmill which we are targeting will be formulating feed not only for products that we process, but for other products as well.

Jennifer Gardner:
-----------------
You also touched on this a short time ago. But do you plan on expanding on the nutraceuticals more human consumption and health product capabilities?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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We're seeing strong response to our health products and nutraceutical  lines. We find that the growth opportunities here are numerous and we would like to use the base we have in Seattle for branding and marketing of our tilapia and other farmed processed products as well as for the promotion of our health products and nutraceutical additives in the United States. And we expect that to be rolled out during the course of this year.

As we see the growth in demand in export markets such as the American market, we will react by bringing on-line other products. There is a lead time when you take other products and bring them on line, and a certain cost in doing the clinical and the laboratory testing even in China. Certainly much less than doing clinical testing in the United States.

But we would like to choose the products that we run with based on our refined understanding of the marketplace as we roll out our marketing and branding initiatives here in Seattle. And we do have a pipeline of products, because our technology partner is a university, an ocean research university in Shintau, and they have a range of products in the pipeline that we can develop further as we move along, but we're looking at doing that during the course of this year.

Jennifer Gardner:
-----------------
Let's stay on the same topic area, the nutraceuticals, and we'll talk about your licensing agreement with American River Nutrition, or ARN, which is a U.S. nutraceutical development company that will provide for mutually beneficial technology, share and market cross-over.

Furthermore, the agreement will initiate the selling of your health products in the U.S. You currently sell, I believe, shark liver oil, and shark cartilage products in China as well as the sale of ARN products through your distribution network in China?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Right.

Jennifer Gardner:
-----------------
When will this commerce -- pardon me, when will this start, excuse me, and what type of royalties do ARN in co-development of new technology are we talking about here? I'd also add to that another shareholder question who specifically asked what kind of nutritional health products will you add to your inventory and this person is suggesting possibly fish oil capsules which are very popular these days or calcium supplements.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Certainly the omega three capsules are a big seller.  American  River  Nutrition are experts in processing a very high grade vitamin E, which is very useful as a health supplement, but also a derivative of that is used in relation to the feed formulation.

So they have both the health product base as well as a nutraceutical additive for feed formulations base. And we expect to roll out our relationship and provide details of it as our marketing and branding kicks off here in Seattle.

Having the research and development and marketing team looking at the relations between the various products and featuring the products, each of the products in their best light, is a process that requires some study and the people that we're currently interviewing and engaging here in relation to the new head office in Seattle will be carrying out those multiple mandates as the year continues.

Jennifer Gardner:
-----------------
Do you have any further acquisitions targeted that would complement your integration model?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Oh, yes, several. We're looking at a number of scenarios currently. I don't want to reveal too much information, because everything is still being negotiated, but there's a lot which flows from the game plan which has been laid out. One has to understand that the base of our company is the operations in China and the vertical integration we've accomplished there, which is quite capital intensive. The actual roll out of the marketing and branding on this end is a new business activity requires hiring of new resources. But also creates
tremendous   opportunities   in  terms  of  joint  ventures  and   co-marketing,
co-branding  of  various  products.   And  we  expect  there  to  be  a  lot  of
opportunities presented to us, and that we will seize during the coming months.

Jennifer Gardner:
-----------------
Let's move forward and chat more about yourself and marketing efforts. Your network covers the U.S., pardon me, Canada, Japan Korea, China and Southeast Asia.

Defining your sales, how many clients do you cater to both on the domestic and international markets and where would we find your product and also is that product under an HQ brand name or is it private labeled?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
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Currently  the  model,   this  is  part  of  our  frustration,   is  that  we're
manufacturing about a container of tilapia filet, frozen tilapia a day. And those products are being sold to a series of importers and distributors who, in some cases, repackage the product. We package under our label but also under their label, and we find it somewhat frustrating that they reap the benefit of that but don't pay the premium for the zero toxin approach which we worked so hard to achieve. This is why we're involved now in more direct sales, marketing of your products and the brand will be apparent to consumers and we'll be very
proud  to  tell  them  where  these  products  are  found.   But  currently  the
distributors keep confidential their subtle clients. We do get wind of it on occasion.

And our current strategy being to sell and brand our own products has led us to avoid long-term supply arrangements with major importers in the United States getting the best dollar for our product in the interim and as our new branding and marketing initiative unfolds through the course of this year we'll be seeing announcements of major sales contracts to the brand retailers and service industry people who will run not only with the product but will be proud to announce it as a zero toxin product produced by our company. So we see there are tremendous benefits as we roll out the current branding and marketing initiative. And a lot of the familiarity for the consumer will come from that.

Jennifer Gardner:
-----------------
Well, I received a late shareholder question submission from somebody in Washington D.C. And they expressed a great interest in tasting your tilapia product. Is there a location, market, restaurant somewhere in the DC area where they could buy some or try some of the product?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
They can certainly e-mail to us here. We'll be warehousing samples here in the coming days, with the new branding and packaging materials, which are being designed by our sales team, and we will be very happy to ship some samples around to various buyers.

Jennifer Gardner:
-----------------
Who do you regard as your closest competitor in the industry?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
We're somewhat unique in the level of vertical integration and the degree of transparency we have as a publicly traded company, so we don't really see a front and center, a competitor which meets exactly our profile.

There are some large producers in Central and South America who have had great success in branding of fresh tilapia, which is a different business than ours, and there are, of course, the bulk of the frozen filet sold into the United States comes from China. So there are many other factories which produce tilapia, frozen tilapia filet. But, again, most of them are not vertically integrated, they're processing often without intimate knowledge of the production side who is actually doing the farm and what techniques are used in the farming process.

So there are not many, if any major competitors who meet our profile.

Jennifer Gardner:
-----------------
Okay. So you're pretty unique in your field then?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
We feel that way, and we see that as an opportunity that we're anxious to seize and move forward on very quickly.

Jennifer Gardner:
-----------------
Absolutely. Sounds like you're certainly positioning yourself to build a strong new brand identity in the leading western markets. Are there any U.S. or European branding initiatives on the table and how about distributor partnerships?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Yes, certainly. We have here in Seattle identified a number of people, players who are anxious to come on board, and we're evaluating the best fit currently and we expect to make some announcements regarding that very, very soon. In Europe as well we've been selling of late tremendous quantities from our plant in China to Europe, principally with skin on filet which has been deboned and scaled. The scales removed. And so there are opportunities there as well selling into Europe, which we look at being very important market for us but we're focused here on getting a very good start in the American market which we feel is incredibly right for our quality of products and looking very much forward to receiving that kind of product from a company such as ours which is publicly traded and completely transparent.

With the team that we're pulling together here in the United States, we're looking to plunge into the European market more aggressively either with the purchase of a distributor or marketing company there already active in the business or through the hiring of key people from such competitor or distributor entities in Europe.

We have, of course, a number of leads already but we're really focused right now on completing our roll out here in the United States, and we expect Europe to follow much later this year.

Jennifer Gardner:
-----------------
Understandably you're pretty established reputation-wise in China. But that said, will there be any further such concentrated efforts there in the coming year?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
What we see -- ironically, Chinese love American brands. So you can be a strong producer in China branding to the United States and find yourself with very strong renewed interest from the China market, from the Asian market. Chinese love American brands and look very much to consuming products that have meet American standards that are recognizable in the United States. They will pay that premium for a premium product, which has been validated by other markets which they see as leaders.

Jennifer Gardner:
-----------------
Now, we have touched on this obviously earlier as well. But I just want to reiterate it because it's a brand new office. I'm assuming that your Seattle office, which is just newly up and running, will serve as your sales and marketing central?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
That's right.

Jennifer Gardner:
-----------------
Okay. Let's talk a little bit more about you personally. Your background is so very diverse. You have a university major in philosophy. You hold both civil law and English common law degrees. You have a certificate in condominium law and a diploma of notary law. That's really an impressive set of educational disciplines and values, not to mention your extensive experience in project development and investment consultantsy.

Aside, from being fairly up to date on your lore, which obviously you are, how does all that has come before lend to the business at hand today?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
I'm one part of a team, obviously. The experience I have makes me better suited for certain corporate items and preparing of the public listing, the financing, migration to a bigger market, dealing with investor questions and the like. And I work very closely with the other members of the team who have complementary skills. I don't see law as being an impediment, on the contrary I see it as a tool which I'm able to draw on maybe less than I would if I was practicing law, but certainly I'm able to draw frequently in executing my functions.

But much of what has, which is front and center in what I use on a daily basis, is much more gained from business experience over the years and working in China extensively since, I think it was my first trip of Asia was in 1970. So I've been involved in Asia and in China somewhat late. But for many, many years. And that experience has taught me a lot and based on that we have pulled together a team which we feel is ready to set new standards in the industry.

Jennifer Gardner:
-----------------
Let's talk more about that team. It would appear that the majority of that executive team is from China, though they are American educated. So they have the great combination of east and west business and educational capacities.

Now, how do you anticipate adding to that arm as you expand into your U.S. and European presence?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Well, we have several people we're negotiating with currently here in Seattle, finalizing our arrangements. They'll be key sales and marketing managers for the group, bringing their network of contacts in the industry centric experience. They will provide the new wave of management that's required to carry this next level of vertical integration forward, and we'll be doing the same in Europe as we expand into the European market using the similar formula as the one deployed here in the United States.

Jennifer Gardner:
-----------------
I want to jump into a group of capital questions now, and the majority of your shareholder questions submitted focused on the capital structure and the future of the company and the majority of those targeted to your financing vehicle. Let's talk about that for a few minutes.

HQ has significant capital investments with a recent partnership with Amalgamated Resources Holdings, or ALP, we'll call them. They've agreed to provide loan guarantees of up to $70 million to support the company's growth plan without strong equity dilution. In December you signed a term sheet for a $40 million loan with a prominent US specialized commercial finance company guaranteed through ALP, with the use of proceeds to include development of the greater distribution of your products in the U.S. as well as expanded capacities for organic fish farming and the construction of the company's feedmill in China, which we touched on earlier.

In January, you also announced you closed on a convertible private placement offering of just over $5 million from a small group of accredited investors which provided for the immediate establishment of your new Seattle offices. Now I have a collection of shareholder questions here around that financing. There's three. I'll throw them out at you and you answer them as you see fit.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Sure.

Jennifer Gardner:
-----------------
The first is: Is the recent private placement of $5 million a better deal for shareholders than the Alps financing, and, if so, why? The second question: Is the financing through Alps in any way in jeopardy at this point because of that private placement? And, three: Why did the company issue the recent convertibles which are dilutive while it continues to say we'll entertain the $40 million from the Alps-sponsored financing, which is not dilutive?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Right. What's happened here is that we have the opportunity with Alps, it's not a loan, it's a loan guarantee. So it still requires us dealing with major lender. The center of gravity of operations, of course, is China, in spite of our American educated senior management and the advent of an important presence in Seattle.

This was seen by our potential lenders as being a key to secure the loans, which can be guaranteed by Alps. So as I explained or as was explained in the most recent chairman's letter, the center of gravity of the company is somewhat shifting from China to more North America. Of course, production and the bulk of our employees, we have well over 400 employees in China. We'll have only a fraction of that here in the United States. But the activities, the accounts receivable, inventory, all of that will now be present in the United States and the profile of the company, given the size of the loans that are being negotiated, is much more conducive to completing these loans.

So the equity funding which we have just completed is an important step to allowing the balance of the funding to be made available to us, and that's what we've been trying to explain to our shareholders. Of course, it's a convertible debenture. It's convertible at the option of the company, and we see that as being a good compromise moving forward.

Everyone is concerned, when you're doing an equity raise, that there be dilution. If you're doing a loan that there be, you know, interest payments and debt-to-equity ratios which are negatively affecting the company's activities. We're the major shareholders of the company and share all of the concerns that our investors have, and we see the process that we're going through as being normal and that the step which we've just completed is essential to complete the rest of the funding.

Jennifer Gardner:
-----------------
You also mentioned in a November release that the company received a letter of intent from a major U.S. foundation indicating their willingness to fund expansion for the company for years to come. Now, in return, HQ would have to place an officer from the foundation on the company's advisory board and would also make a voluntary, a voluntary annual contribution to that foundation. Now we have to footnote this that there are no assurances that such funding will be provided or that a definitive agreement would be reached or will be reached, rather. Now, all of that said, what's the status of that funding potential and can you say what the annual contribution amount will be?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
We're still in discussion with that foundation. The head of the foundation recently took ill, unfortunately, and his main focus is Africa. He sees what we're doing as being in China, in an area which is -- which was developing until, very much developing region up until prior to the mid-'90s. It was very much underdeveloped and has made tremendous strides since then. The model that is deployed by our company in Hainan is seen by this foundation as a tremendous model for other developing regions of the world. Now, we have -- we have a mission to provide best, the best products to our clients as well as the highest profits and earnings while maintaining our ethical standards and we don't see ourselves as having our principal function as being that of spreading our formula to other developing regions and what we're looking for is a balance in our relation with the foundation which allows us to meet our objectives and theirs. Unfortunately, the illness of the president of the foundation has taken some of the steam out of those discussions and they've been delayed somewhat. But we expect to have more news during the coming weeks.

Jennifer Gardner:
-----------------
Oh, very good. Now, the company has in the pipeline at the present, shareholders really want to know if it's enough to finance the aggressive expansion plans laid out for 2006 and indeed into the following year.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Well, we have -- we will deploy the components of our business plan for which we have funding, obviously. The current -- the company's profitable and has received additional funding of late and that is more than enough to deploy our strategy in relation to the marketing and branding initiatives I've laid out here in the United States. As more funding becomes available the other uses of proceeds being outlined by the press releases and those components will benefit from that if we don't receive funding as quickly as we expect. There is profitability from the organization which will allow us to grow more organically. And that is another option. We've always seen our status as a publicly traded company as allowing us the levers necessarily to grow more quickly. And we see that as a plus, because a lot of the information we're sharing with our shareholders is available to our competitors as well. And we see it being very important to execute as quickly as possible.

That having been said, we certainly -- we're confident that we'll have significant additional funding during the course of the year, and even if we were not to receive any additional funding, we're confident that the current resources within the group will pan out in very significant growth during 2006.

Jennifer Gardner:
-----------------
You just touched on this, and we also want to make a point of the fact that you are a profitable company and your revenues in that profit have been rising steadily throughout the past fiscal year, which pleases your shareholders, and I would have to say investors in general. There's not a whole lot of companies out there that are profitable at this point.

You have good cash on hand. You reported that revenues for the nine months ending September 2005, which is your last quarter report, rose by 115% from 2004, the period before, and that third quarter profit from operations was up 22%. Now that you've just passed your year-end. Do you care to comment on what we might see in that last quarter and could you possibly give us some guidance for 2006?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Well, we have a policy of not giving guidance. This is constantly a bone of contention with investors who are all anxious to know more.

Jennifer Gardner:
-----------------
Of course.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
And management has to deal with the pressures of making statements that may not marry with the final audited statements, which may vary depending on interpretation made by the auditors, which is their right and their duty. So especially in the context of Sarbanes Oxley and we're a company which is growing so rapidly that you know we're not just coasting, we're actually reinvesting profits. We're growing, adding new components to our vertical integration. So it is something we try to avoid to give guidance. That having been said, we have announced recently that 2005 was a record year and, of course, 2006, given the recent funding and our move to Seattle, we expect it to be another record year, and we see growth beyond everything that -- but beyond 2005 certainly, but I think our rate of growth will be increasing as well during 2006.

Jennifer Gardner:
-----------------
The Market Advisors Group gave you a short-term recommendation price of $1.75 per share. Your share price is trading in about the 29, $0.30 range at present. A shareholder has wrote in and pointed out this is the difference of over 550 points and to reach a share price of $1.75 a simple calculation says that HQ would have to have earnings of at least $0.06 per share in 2006. Do you think this is possible?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Certainly. Certainly. The growth -- the hard part is behind us, actually. And the fun part, the roll-out of the branding and the marketing being face to face with consumers and not middle men, you know, listening to design requirements for packaging materials, explaining to our ultimate buyers the importance of zero toxin products and watching their excitement as we roll out this brand is really something we've been working for years and years to do. We see that -- we see that excitement and chemistry on a daily basis as we meet with investors, as we meet with clients, as we begin setting everything up. And our -- the only reason we haven't done it quicker is because we wanted to do it right. We want to make offers to our ultimate target consumers, to coin an expression from the godfather, offers they can't refuse. How can you refuse zero toxin products when you're buying seafood for your children if you have -- where you have an alternative once you've been made to realize the high levels of toxicity not only in poorly farmed products but also in ocean-caught fish? And once that's understood by the buying public we expect there would be a very strong reaction, which we want to manage very carefully for the complete benefit of our shareholders and for our consumers.

Jennifer Gardner:
-----------------
You had over 100 million shares outstanding per your last September quarter and a shareholder asked, and I'll point out this is the final shareholder question, has asked if, excuse me, either the outstanding or diluted has or will change in your fourth quarter report and, if so, what has accounted for that increase?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Well, there is some contingent shares that have been issued when and if the Alps related loan guarantees are used. We have paid some suppliers in shares. That will be detailed in the statements when they're released, should be prior to the end of March. So we haven't seen a huge amount of increase. It's in relation to all of the objectives that we've been stating through our press releases, and those details, of course, will come out in the annual statements.

Jennifer Gardner:
-----------------
Of course. Who are your larger shareholders? What's been their activity level to date in terms of selling or participating in additional or any intended additional purchases?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Well, the founders and senior management are the three, myself, Lillian Wang and Harry Wang are holding well in excess of 50% of the company currently. And we're not involved in buying additional shares at this time, buying or selling additional shares at this time. What we're looking at is consolidation of our marketing and branding initiative here in Seattle. We will then take stock of our shareholder situation and we may change our position probably through an increase of our shareholding position, but buying additional shares in the coming year. But that will really depend on our looking at all of the circumstances at a later date. But currently there's no planned change in our holding.

Jennifer Gardner:
-----------------
With everything you have in play now as a business, are you thinking of moving up to more senior use exchange, perhaps Nasdaq or AMEX, and I'll also add as an inducement for more international players, have you entertained any plans of perhaps listing on a nation exchange?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Of course we're constantly looking at moving up to a bigger exchange. We were very close to meeting the criteria, the American stock exchange when those criteria were changed quite significantly towards the latter portion of last year, the American stock exchange now requires a share price of a minimum of $1.80, which we don't meet unless we do a reverse split, which is something that's not our first option. We're aware of the other exchanges, of course Nasdaq small cap is of great interest. The Asian indexes, although they have perhaps better following of expertise in Asian companies, because they're closer to those companies, we feel that our plan was always to be marketing to our investors and consumers is the best way to go. So we see much more interest in our products in the United States and Europe and we see that is natural to focus our listing in those areas where the bulk of our consumers are situated.

And tilapia filet, frozen tilapia filet, is not amongst the preferred seafood items, for example, in Hong Kong or Tokyo or Singapore. These are people who don't have those types of preferences. So it's for us, we've always felt it best to link the strong appetite for our products to the strong appetite for our stock. And that's why we've preferred European and North American outlets for both.

Jennifer Gardner:
-----------------
That's an excellent analogy. Very good. Now I have your last question, Norbert. Your chairperson, Lillian Wang, stated in her address earlier this month that "2006 will indeed be a landmark year in your growth." HQ has thousands of shareholders and you're apt trading value is well over 500,000 daily, give or take, and your integration tactic is one that you indeed hope will become the model for growth and quality for the industry worldwide. Tell us: What do you see in store strategically for HQ over the course of the next five to ten years and maybe just more importantly where do you see your competition?

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Well, the industry is so huge. Of course, people aren't going to compete following our model. And, in fact, the best form of flattery my mother always told me was imitation. Of course, people will imitate what's successful. But the market is so huge, and the force that is driving this whole equation is quality, is zero toxicity. When you compare that with some of the announcements recently this week in the Seattle papers, they've been talking extensively about even red snapper having very high concentrations of heavy metals in ocean-caught species and recommending, you know, limited consumption.

This in contrast to fresh water farmed inland farm products where we can control all of the entrants into that farming operation eliminating fish meal from the feed, hormones from the grow-out, antibiotics not introducing any bacteria substances, maintaining in natural ways the cleanliness of the pond environment. I mean these are scientifically demonstrated toxin-free solutions to problems that are increasingly gaining the attention of the consumer. And this will transform the industry, because the only way of achieving the zero toxicity is through vertical integration of controlling the various components of your vertically integrated operations. And that additional vertical integration will create challenges for the seafood industry, which has historically tended to be fragmented where the expertise to manage a vertically integrated operation is quite different from being simply a seafood importer or producing tilapia in isolation from everything else. The expertise required to manage a vertically integrated operation is quite different. So we see there to be a serious shakeup in the industry. I think the industry has already been put into question by the obligation, by the necessity of legislators to force the industry to show traceability, just to show where the seafood products have come from, force the ultimate supplier to declare that and stand by that declaration is surprising that that has to be slated because for us it's easy to show you not only where the fish came from but I can tell you what it eight and what it didn't eat. For us the challenges that are coming out of the correct identification by the consumers of what's important to them are forcing the industry to change, forcing legislators to impose change, and our response we feel is well in advance of most of the other, most of our other competitors, and we see that as being a tremendous opportunity, and in the coming year we see growth which could be almost unlimited. We're dealing in food. Everyone has to eat. And people increasingly are choosing to eat quality products and avoid toxins in what they eat. So we see that as being a tremendous endorsement when people choose to consume your product. It's a tremendous endorsement of your product. And we want to build on that.

Jennifer Gardner:
-----------------
Absolutely. It is a tremendous opportunity and a huge market to be had. I want to thank you, Norbert, for spending time with us today and being so receptive to all of the shareholder questions. I'm sure it means a great deal to them to be able to share with you in this way.

Norbert Sporns - HQ Sustainable Maritime Industries, Inc. - CEO:
----------------------------------------------------------------
Thank you very much.

Jennifer Gardner:
-----------------
For Meet the CEO, I'm Jennifer Gardner. Thanks for listening and please do join us again.